Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
May 5, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
FIRST QUARTER RESULTS

Dover, Delaware— Chesapeake Utilities Corporation (NYSE: CPK) today announced results for the quarter ended March 31, 2006. Net income was $6.1 million or $1.01 per share (diluted) compared to net income for the first quarter of 2005 of $6.2 million or $1.05 per share (diluted). The Company estimates that the 18 percent warmer weather on the Delmarva Peninsula in the first quarter of 2006 compared to the first quarter of 2005 reduced net income by $1.1 million and earnings per share (diluted) by $0.18. The Company estimates that if the weather had been normal during the first quarter of 2006, net income and earnings per share (diluted) would have been higher by $500,000 and $0.08, respectively. The warmer weather offsets the Company’s strong customer growth and cost containment efforts. In addition to weather, higher interest expense reduced the Company’s earnings.

Highlights during the quarter include:

▪
Earnings per share (diluted) declined by only $0.04, or 4 percent, despite the 18 percent warmer weather. The Company has estimated that if normal weather conditions had prevailed in both periods, earnings per share (diluted) for the current period would have increased by $0.14 or 15 percent over the prior period.

▪
Customer growth in the natural gas and propane businesses remained strong, with the Delmarva and Florida natural gas distribution operations showing 8 and 7 percent increases in residential customers, respectively; and the Delmarva propane Community Gas Systems generating a 38 percent increase in customers.

▪
Despite the 18 percent warmer weather, total gross margin decreased by only $247,000 or 1 percent. The Company has estimated that in normal weather conditions, total gross margin for the quarter would have increased by $1.6 million or 6 percent.

▪	Cost containment measures resulted in a decrease in other operating expenses of $180,000, or 1 percent.

▪	Strong cash flow resulted in a $1.0 million reduction in long-term debt and a $10.5 million reduction in short-term debt during the quarter.

“Continued growth in natural gas and propane customers and expansion of our pipeline almost completely offset the extremely warm conditions in our service territory during the quarter,” said John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “Earnings and cash flow remain strong allowing us to reduce debt by approximately $11.5 million during the quarter.”

The discussions of the results for the periods ended March 31, 2006 and 2005 use the terms “gross margin” and “normal weather”. “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see footnote (1) to the Supplemental Income Statement Data below. “Normal weather” is a term used by the Company to describe the 10-year average temperatures on the Delmarva Peninsula. Normal weather is used by management to adjust earnings for the purposes of evaluating the performance of its natural gas and propane businesses under average conditions. The Company’s natural gas utility rates are set based upon estimated sales using average temperatures over ten to thirty-year periods depending upon the rate jurisdiction. The Company uses average temperatures over a ten-year period as an assumption in its planning and budgeting processes to forecast sales, gross margin, operating income, net income and earnings per share.

Comparative results for the quarters ended March 31, 2006 and 2005

Operating income was $11.4 million for the first quarter of 2006, compared to $11.5 million in the first quarter of 2005. Increases in operating income for the Company’s Natural Gas, Advanced Information Services and Other operations were offset by the decrease in the Propane operations’ performance resulting in a $67,000 decline in operating income on a consolidated basis, as warmer temperatures had a significant impact on the results of operations. The Company has estimated that if weather conditions in its Delmarva service area had been normal during the quarter, operating income for the quarter would have increased by $ 1.7 million, or 16.5 percent, compared to the first quarter of 2005.

Natural Gas Operations

▪	Natural Gas operating income for the quarter was up by $203,000 on gross margin growth of $390,000, compared to the first quarter of 2005.

▪
Gross margin for the Delaware and Maryland distribution operations decreased by $349,000, as temperatures on the Delmarva Peninsula were 18 percent warmer during the first quarter of 2006 compared to the first quarter of 2005 and 9 percent warmer than normal. The warmer temperatures resulted in a decrease in gross margin of approximately $1.0 million compared to the first quarter of 2005.

▪
The Company has estimated that in normal weather conditions, Natural Gas gross margin for the first quarter of 2006 would have increased by $474,000, and gross margin for the first quarter of 2005 would have decreased by $497,000, as temperatures in 2005 were actually colder than normal.

▪	Continued growth in residential customers on the Delmarva Peninsula generated approximately $462,000 of increased gross margin for the first quarter of 2006, compared to the first quarter of 2005.

▪
Gross margin for the Florida operations increased $406,000 for the quarter, compared to the first quarter of 2005, primarily due to a 7 percent increase in residential customers and growth in the natural gas supply management services business.

▪
The natural gas transmission operation achieved gross margin growth of $333,000, or 8 percent, primarily due to additional contracts for transportation capacity provided to its firm customers, which were implemented in November 2005. These additional contracts are expected to continue to contribute approximately $110,000 per month, or $1.3 million annually, to gross margin.

▪
Other operating expenses for the Natural Gas segment increased $188,000, or 2 percent, for the first quarter of 2006 compared to the first quarter of 2005, due primarily to costs to support the customer growth, including higher payroll, benefits, depreciation and property taxes, which were partially offset by decreases in legal fees and reduced accruals for incentive compensation.

Propane Operations

▪	Propane operating income for the first quarter of 2006 declined by $568,000, compared to the first quarter of 2005, primarily due to the warmer weather.

▪	The Propane segment experienced a decline in gross margin of $650,000, which was almost entirely from a $648,000 gross margin decline in the Delmarva operations.

▪
The Company has estimated that in normal weather conditions Propane gross margin for the first quarter of 2006 would have increased by $370,000, and gross margin for the first quarter of 2005 would have decreased by $467,000, as temperatures in 2005 were actually colder than normal.

▪
Other operating expenses of the Propane unit decreased for the quarter by $82,000, or 2 percent, compared to the first quarter of 2005. Other operating expenses for the Delmarva propane distribution operation decreased $97,000 for the first quarter in 2006 compared to the first quarter of 2005.

▪
During the first quarter of 2006, one of the Company’s propane suppliers sold the Company propane that contained above normal levels of petroleum byproducts. The Company’s propane supplier has indicated that it will reimburse the Company for all damages, costs and expenses incurred by the Company in connection with this matter. As a result of the supplier’s commitment to reimburse the Company, fixed costs of $300,000 and other variable costs relating to this incident have been billed to the supplier and recorded as accounts receivable instead of operating expenses. If these fixed costs were listed as expenses on the income statement, other operating expense for the Delmarva propane distribution operation would have increased by $203,000 in the first quarter, when compared to the first quarter of the prior year.

▪	Higher other operating expenses for the period are attributable to one of the Pennsylvania start-ups, Spectrum Propane, and higher costs associated with vehicle fuel and maintenance.

Advanced Information Services

The Advanced Information Services segment reported operating income of $16,000 for the first quarter 2006, representing an increase of $249,000 compared to the same period in 2005. The increase in operating income is directly related to the elimination of the operating loss incurred by the LAMPSTM product during the first quarter of 2005. The LAMPSTM product was sold in October 2005. For the first quarter of 2005, the LAMPSTM product had revenues of $111,000, cost of sales of $150,000, and other operating expenses of $218,000.

Interest Expense

Interest expense increased from $1.3 million in the first quarter of 2005 to $1.5 million in the first quarter of 2006. The 17 percent increase was primarily due to an increase in short-term borrowing to fund the Company’s capital investments made in 2005. The Company’s average short-term borrowing was $25.0 million higher during the first quarter of 2006 when compared to the first quarter of 2005. The Company expects that the interest expense will remain above 2005 levels due to the large capital expenditures in 2005 and the planned capital expenditures in 2006 for growth and expansion.

Condensed Consolidated Statements of Income
For the Periods Ended March 31, 2006 and 2005
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	2006	2005	Change	% Change
Operating Revenues	$90,951	$77,845	$13,106	16.84%

Operating Expenses
Cost of sales, excluding costs below	65,925	52,572	13,353	25.40%
Operations	9,602	10,088	(486)	-4.82%
Maintenance	444	330	114	34.55%
Depreciation and amortization	1,977	1,901	76	4.00%
Other taxes	1,566	1,450	116	8.00%
Total operating expenses	79,514	66,341	13,173	19.86%
Operating Income	11,437	11,504	(67)	-0.58%
Other income net of other expenses	78	83	(5)	-6.02%
Interest charges	1,493	1,278	215	16.82%
Income Before Income Taxes	10,022	10,309	(287)	-2.78%
Income taxes	3,926	4,076	(150)	-3.68%
Net Income	$6,096	$6,233	$(137)	-2.02%

Earnings Per Share of Common Stock:
Basic	$1.03	$1.08	($0.05)	-4.63%
Diluted	$1.01	$1.05	($0.04)	-3.81%
Basic weighted average shares outstanding	5,904,434	5,793,825	110,609	1.91%
Diluted weighted average shares outstanding	6,047,985	5,959,055	88,930	1.49%

Supplemental Income Statement Data
For the Periods Ended March 31, 2006 and 2005
Dollars in Thousands
(Unaudited)

	2006	2005	Change	% Change
Gross Margin(1)
Natural Gas	$16,412	$16,022	$390	2.43%
Propane	7,455	8,105	(650)	-8.02%
Advanced Information Services	1,222	1,192	30	2.52%
Other	(63)	(46)	(17)	36.96%
Total Gross Margin	$25,026	$25,273	$(247)	-0.98%

Operating Income
Natural Gas	$7,995	$7,792	$203	2.61%
Propane	3,434	4,002	(568)	-14.19%
Advanced Information Services	16	(233)	249	-106.87%
Other	(8)	(57)	49	-85.96%
Total Operating Income	$11,437	$11,504	$(67)	-0.58%

Heating Degree-Days — Delmarva Peninsula
Actual	2,069	2,535	(466)	-18.38%
10-year average (normal)	2,281	2,259	22	0.97%

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring its business units' performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars in Thousands
(Unaudited)

Assets	March 31, 2006	December 31, 2005	Change	% Change

Property, Plant and Equipment
Natural gas distribution and transmission	$231,484	$220,685	$10,799	4.89%
Propane	42,183	41,564	619	1.49%
Advanced information services	933	1,221	(288)	-23.59%
Other plant	8,987	9,276	(289)	-3.12%
Total property, plant and equipment	283,587	272,746	10,841	3.97%
Less: Accumulated depreciation and amortization	(80,234)	(78,840)	(1,394)	1.77%
Plus: Construction work in progress	2,846	7,598	(4,752)	-62.54%
Net property, plant and equipment	206,199	201,504	4,695	2.33%

Investments	1,799	1,686	113	6.70%

Current Assets
Cash and cash equivalents	2,767	2,488	279	11.21%
Accounts receivable (less allowance for uncollectible accounts of $789 and $861, respectively)	43,383	54,284	(10,901)	-20.08%
Accrued revenue	4,643	4,716	(73)	-1.55%
Propane inventory, at average cost	3,258	6,333	(3,075)	-48.56%
Other inventory, at average cost	1,551	1,539	12	0.78%
Regulatory assets	1,058	4,435	(3,377)	-76.14%
Storage gas prepayments	4,363	8,628	(4,265)	-49.43%
Income taxes receivable	-	2,726	(2,726)	-100.00%
Accumulated deferred income tax asset	853	-	853	0.00%
Prepaid expenses	1,139	2,021	(882)	-43.64%
Other current assets	518	1,597	(1,079)	-67.56%
Total current assets	63,533	88,767	(25,234)	-28.43%

Deferred Charges and Other Assets
Goodwill	674	674	-	0.00%
Other intangible assets, net	202	206	(4)	-1.94%
Long-term receivables	904	961	(57)	-5.93%
Other regulatory assets	1,149	1,178	(29)	-2.46%
Other deferred charges	963	1,004	(41)	-4.08%
Total deferred charges and other assets	3,892	4,023	(131)	-3.26%

Total Assets	$275,423	$295,980	($20,557)	-6.95%

Condensed Consolidated Balance Sheets
Dollars in Thousands
(Unaudited)

Capitalization and Liabilities	March 31, 2006	December 31, 2005	Change	% Change

Capitalization
Stockholders' equity
Common Stock, par value $.4867 per share (authorized 12,000,000 shares) (1)	$2,887	$2,863	$24	0.84%
Additional paid-in capital	41,004	39,620	1,384	3.49%
Retained earnings	47,261	42,855	4,406	10.28%
Accumulated other comprehensive income	(578)	(578)	-	0.00%
Deferred compensation obligation	1,067	795	272	34.21%
Treasury stock	(1,069)	(798)	(271)	33.96%
Total stockholders' equity	90,572	84,757	5,815	6.86%

Long-term debt, net of current maturities	57,879	58,991	(1,112)	-1.89%
Total capitalization	148,451	143,748	4,703	3.27%

Current Liabilities
Current portion of long-term debt	4,929	4,929	-	0.00%
Short-term borrowing	25,308	35,482	(10,174)	-28.67%
Accounts payable	29,771	45,645	(15,874)	-34.78%
Customer deposits and refunds	4,902	5,141	(239)	-4.65%
Accrued interest	1,526	559	967	172.99%
Dividends payable	1,690	1,676	14	0.84%
Income taxes payable	1,965	-	1,965	0.00%
Accumulated deferred income tax liability	-	1,151	(1,151)	-100.00%
Accrued compensation	1,278	3,793	(2,515)	-66.31%
Regulatory liabilities	2,455	551	1,904	345.55%
Other accrued liabilities	2,796	3,560	(764)	-21.46%
Total current liabilities	76,620	102,487	(25,867)	-25.24%

Deferred Credits and Other Liabilities
Deferred income taxes payable	24,318	24,249	69	0.28%
Deferred investment tax credits	353	367	(14)	-3.81%
Other regulatory liabilities	1,982	2,009	(27)	-1.34%
Environmental liabilities	336	353	(17)	-4.82%
Accrued pension costs	3,112	3,100	12	0.39%
Accrued asset removal cost	17,182	16,727	455	2.72%
Other liabilities	3,069	2,940	129	4.39%
Total deferred credits and other liabilities	50,352	49,745	607	1.22%

Total Capitalization and Liabilities	$275,423	$295,980	($20,557)	-6.95%

(1) Shares issued were 5,931,487 and 5,883,099 for 2006 and 2005, respectively.
Shares outstanding were 5,931,395 and 5,883,002 for 2006 and 2005, respectively.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799